Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-120492
February 22, 2006

Duke Realty Limited Partnership

$125,000,000
10-year Fixed Rate Notes due March 1, 2016

Issuer:	Duke Realty Limited Partnership
Rating:	Baa1/BBB+/BBB+ (stable/stable/stable)
Securities:	Senior unsecured
Format:	SEC-Registered
Principal Amount:	$125,000,000
Settlement Date:	March 1, 2006
Maturity Date:	March 1, 2016
Treasury Benchmark:	10-year US Treasury Note (4.50% due 2/16)
Treasury Yield:	4.531% (price of 99-24)
Reoffer Spread:	+105 bps
Reoffer Yield:	5.581%
Reoffer Price:	99.386%
Coupon Rate:	5.50% per annum (payable semi-annually)
Interest Payment Dates:	March 1 and September 1, beginning September 1, 2006
Optional Redemption:	Make-Whole at T+20bps
Denominations:	$1,000 x $1,000
CUSIP:	26441Y AK 3
ISIN:	US26441YAK38
Sole Bookrunner:	Deutsche Bank Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.